Exhibit 5.1

October 4, 2022

98082.00007

Aterian, Inc.

37 East 18th Street, 7th Floor

New York, NY 10003

Ladies and Gentlemen:

We have acted as counsel to Aterian, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated September 29, 2022 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-239614) originally filed with the Commission under the Act on July 1, 2020 (as amended, the “Registration Statement”), and the related prospectus, dated July 8, 2020, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of (i) 10,643,034 shares (the “SPA Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) warrants to purchase up to an aggregate of 10,643,034 shares of Common Stock (the “Primary Warrants”), (iii) up to 10,643,034 shares of Common Stock issuable upon exercise of the Primary Warrants (the “Primary Warrant Shares”), (iv) 631,582 shares of Common Stock (the “Placement Shares” and, together with the SPA Shares, the “Shares”) issued to Craig-Hallum Capital Group LLC (“Craig-Hallum”) on October 4, 2022 pursuant to that certain placement agent engagement letter, dated as of September 27, 2022, by and between the Company and Craig-Hallum (the “Engagement Letter”), (v) warrants to purchase up to an aggregate of 631,582 shares of Common Stock issued to Craig-Hallum on October 4, 2022 pursuant to the Engagement Letter (the “Placement Warrants” and, together with the Primary Warrants, the “Warrants”), and (vi) up to 631,582 shares of Common Stock issuable upon the exercise of the Placement Warrants (the “Placement Warrant Shares” and, together with the Primary Warrant Shares, the “Warrant Shares”). The SPA Shares and the Primary Warrants are being sold to certain institutional investors named in, and pursuant to, securities purchase agreements, dated as of September 29, 2022, among the Company and such investors (the “Securities Purchase Agreements”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the form of Securities Purchase Agreement, the form of Primary Warrant, the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Third Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies

October 4, 2022

conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the Securities Purchase Agreements are the valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with their terms and that they have not been amended or terminated orally or in writing; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when issued and sold against payment therefor in accordance with the Securities Purchase Agreements or the Engagement Letter, will be validly issued, fully paid and nonassessable; (ii) the Warrants, when issued and sold against payment therefor in accordance with the Securities Purchase Agreements or the Engagement Letter, will be valid and binding obligations of the Company, and (iii) assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when issued, delivered and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Paul Hastings LLP